Exhibit 99.1

November 4, 2025

Board of Directors

Kennedy-Wilson Holdings, Inc.

151 South El Camino Drive

Beverly Hills, California 90212

Dear Members of the Board of Directors (the “Board”):

We are pleased to submit this proposal to acquire, via a jointly-held holding company, all of the outstanding shares of common stock of Kennedy-Wilson Holdings, Inc. (the “Company”) we do not currently own, as outlined in more detail below. We are a consortium led by William J. McMorrow, the CEO and Chairman of the Company, and Fairfax Financial Holdings Limited (collectively, the “Consortium”), which will also include certain other current senior executive officers of the Company. As you are aware, members of the Consortium, together with their respective affiliates, as applicable, collectively own approximately 31% of the Company’s outstanding common stock on an as-converted basis (inclusive of all common stock underlying warrants held by the members of the Consortium).

We believe that our proposal to acquire all of the outstanding common shares of the Company not presently owned by members of the Consortium or their respective affiliates for $10.25 per share in cash (the “Transaction”) is in the best interests of the Company and its unaffiliated stockholders and other stakeholders, including its employees. Our proposal represents a premium of approximately 38% as compared to the Company’s closing share price on the New York Stock Exchange on November 3, 2025. Our proposal allows the Company’s stockholders unaffiliated with the Consortium to immediately realize liquidity and certainty of value for their investment at a compelling value. Private ownership will allow the Company to focus on continuing to execute its business plan without the need for ongoing public reporting (and the associated expense and administrative burden) and enable the Company to align resources with its long-term strategy.

We can fully finance the Transaction with certain Consortium members’ available liquidity. Accordingly, our proposal is not subject to obtaining financing, and there will be no financing condition in any definitive merger agreement in respect of the Transaction.

We expect that the Board will establish a special committee of independent directors (the “Special Committee”) fully-empowered to review and accept or reject this proposal or any other proposal we or any unaffiliated third party may make, in conjunction with independent legal and financial advisors selected and engaged by the Special Committee, to determine whether it is in the best interests of the Company and its shareholders (other than Consortium members) and to negotiate definitive agreements to effect the Transaction.

Members of the Consortium, in their capacity as shareholders of the Company, are only interested in acquiring the outstanding common stock of the Company that they do not already own; they are not interested in selling their Company common stock to another party and have no intention to vote in their capacity as shareholders of the Company in favor of any alternative transaction. Nevertheless, we can assure you that, if a Transaction does not occur for any reason, the relationship among the Consortium members and the Company will not be adversely affected, and members of the Consortium, and their respective affiliates, as applicable, presently intend to remain as long-term shareholders of the Company.

We reserve the right to withdraw or modify this proposal in any manner. As you are aware, certain members of the Consortium are obligated to disclose this proposal promptly in an amended Schedule 13D filing.

We are prepared to immediately begin negotiating definitive documentation for the Transaction once counsel to the Special Committee has been engaged, with the goal of entering into a binding definitive agreement as promptly as practicable.

We look forward to working constructively with the Special Committee, with the goal of consummating a successful transaction with value, speed and certainty. We and our advisors are available to discuss the terms of this proposal and respond to any questions. We will await your expeditious reply.

[Signature page follows]

Sincerely,
/s/ William J. McMorrow
William J. McMorrow

FAIRFAX FINANCIAL HOLDINGS LIMITED

By:	/s/ V. Prem Watsa
Name:	V. Prem Watsa
Title:	Chairman and Chief Executive Officer